Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BB&T Corporation of our report dated February 26, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BB&T Corporation's Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

June 26, 2014